Exhibit 99.1

VAREX IMAGING COMPLETES ACQUISITION OF PERKINELMER’S
MEDICAL IMAGING BUSINESS

SALT LAKE CITY, Utah, May 1, 2017 - Varex Imaging Corporation (Nasdaq: VREX) announced today it has completed the previously announced acquisition of the Medical Imaging business of PerkinElmer, Inc. (NYSE: PKI) for $276 million in cash, subject to post-closing adjustments.

The acquired business develops, manufactures and sells digital detectors that are key components in medical and industrial X-ray imaging systems made by global OEM manufacturers. It is headquartered in Santa Clara, Calif. and has operations in Germany, the Netherlands and the United Kingdom, which combined have approximately 280 employees. This acquisition is expected to add approximately $140 million in annual sales and Varex believes it will be transformative to the company’s digital detector operations, enabling the company to increase innovation, leverage its manufacturing scale and expand its cost leadership position.

“We are very excited about the opportunities and prospects of adding this imaging expertise into the Varex organization. I want to welcome our new employees to Varex and I look forward to having the combined team focused on integrating our operations to achieve our goal of producing the broadest, most cost-effective portfolio of components for the imaging industry,” said Sunny Sanyal, Chief Executive Officer of Varex Imaging Corporation.

The leader of Varex’s combined imaging detector business will be Dr. Brian Giambattista, Varex’s newly appointed Senior Vice President and General Manager, X-ray Detectors. Brian provides strong leadership and continuity for this business, as he served as President of the PerkinElmer Medical Imaging business since 2008. He has nearly 30 years of experience in the industry, having held various management and engineering roles at PerkinElmer and General Electric, and received his doctorate degree in Physics from the University of Virginia. Rick Colbeth, who held this Varex role prior to completion of the acquisition, will become Varex’s Senior Vice President of Engineering, X-ray Detectors.

“This imaging business is highly complementary to Varex’s imaging detector business and has a similar financial profile. Customer overlap is minimal and we see revenue and cost synergy opportunities that we expect to achieve over time,” Sanyal added. “Some of these opportunities include: adding new digital detector technology to the Varex product portfolio; significant new cross-selling opportunities for X-ray imaging solutions; leveraging combined volumes to gain manufacturing productivity; and further expansion in the Industrial imaging market,” he stated.

In connection with closing this transaction, Varex replaced its prior credit facility with a larger $600 million credit facility consisting of a $400 million five-year term loan and a $200 million revolving line of credit. Varex used $207 million to repay existing debt and $286 million for the acquisition and related credit facility fees. Bank of America Merrill Lynch served as Left Lead Bookrunner for this new credit facility.

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Varex will discuss this acquisition in greater detail during the company’s second quarter results teleconference scheduled for later this week on May 4, 2017.

About Varex Imaging

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include tubes, digital flat panel detectors and other image processing solutions, which are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s components are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers of X-ray imaging systems use the company’s X-ray sources, digital detectors, connecting devices and imaging software as components in their systems to detect, diagnose and protect. Varex employs approximately 1,800 people, including the employees from PerkinElmer, located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

Forward Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook; the impact of the acquisition of the PerkinElmer medical imaging business on the company’s financial results; growth drivers; customer demand and acceptance of products or technology; the company’s future orders, revenues, product volumes, or earnings growth or other financial results or performance; the ability of the company's technology and products to achieve stated results or outcomes; and any statements using the terms “continue,” “enable,” “potential,” “goal,” “expect,” “prospect,” “future,” “anticipate,” “will,” “could,” “believe,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability to effectively integrate the products of PerkinElmer's Medical Imaging business into the company’s product offerings and sales and marketing operations, recognize the intended benefits of the acquisition, and retain the services of key acquired personnel; global economic conditions; demand for and delays in delivery of products of the company, PerkinElmer's Medical Imaging business or their respective customers; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com